As filed with the Securities and Exchange Commission on August 23, 2001
                                                         Registration No. 333-
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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                     ------------------------------------


                                   FORM S-8

                     ------------------------------------


                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                     ------------------------------------


                              RAYOVAC CORPORATION
            (Exact name of registrant as specified in its charter)

               Wisconsin                            22-2423556
   (State or other jurisdiction of       (I.R.S. Employer Identification No.)
    incorporation or organization)

               601 Rayovac Drive, Madison, Wisconsin 53711-2497
              (Address of Principal Executive Offices) (Zip Code)

                          1997 Rayovac Incentive Plan
                           (Full title of the plan)

                             James T. Lucke, Esq.
                 Vice President, General Counsel and Secretary
                              Rayovac Corporation
                               601 Rayovac Drive
                         Madison, Wisconsin 53711-2497
                                (608) 275-3340
                     (Name, Address and Telephone Number,
                  Including Area Code, of Agent for Service)

                                  Copies to:
                            Margaret A. Brown, Esq.
                   Skadden, Arps, Slate, Meagher & Flom LLP
                               One Beacon Street
                             Boston, MA 02108-3194

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                     ------------------------------------


                                          CALCULATION OF REGISTRATION FEE

  Title Of Securities To Be            Amount To Be        Proposed Maximum         Proposed Maxi-       Amount Of
         Registered                   Registered (1)           Offering             mum Aggregate       Registration
                                                           Price Per Share (2)     Offering Price (2)       Fee
  -------------------------          ----------------      -------------------     ------------------   -------------

Common Stock, par value
$.01 per share (1)                    2,000,000 shares         $19.84                $39,680,000.00       $9,920.00
============================       ====================    ===================     ==================   =============

(1)      In accordance with Rule 416 of the Securities Act of 1933, as amended
         (the "Securities Act"), this Registration Statement also includes an indeterminate number of shares that may be subject to issuance as a result of anti-dilution and other provisions of the 1997 Rayovac
         Incentive Plan, as amended (the "1997 Incentive Plan").

(2) Estimated solely for the purpose of calculating the registration fee pursuant to paragraphs (c) and (h) of Rule 457 under the Securities
         Act, based on the average of the high and low prices per share of the common stock of the Registrant, par value $.01 per share (the "Common
         Stock"), reported on the New York Stock Exchange on August 20, 2001.

                                    PART I

             INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

         The documents containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1). Such documents are not being filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

         The Registrant is subject to the informational and reporting requirements of Sections 13(a), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. The following documents, which are on file with the Commission, are incorporated in this Registration Statement by reference:

         (1)  Annual Report on Form 10-K for the year ended September 30, 2000;

         (2) All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act, since September 30, 2000; and

         (3) The description of Common Stock contained in the Registrant's Registration Statement on Form S-1 (Registration No. 333-35181).

         All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all shares of Common Stock offered hereby have been sold or which deregisters all shares of Common Stock then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

         Not applicable.

Item 5.  Interests of Named Experts and Counsel.

         The legality of the shares of Common Stock being registered by this Registration Statement has been passed upon by James T. Lucke, Esq., who is the Vice President, General Counsel and Secretary of the Registrant. At the time of preparing his opinion, and at all times thereafter through the date of effectiveness of this Registration Statement, Mr. Lucke held options to purchase 60,000 shares of Common Stock under the 1997 Incentive Plan. Of the options held by Mr. Lucke, none were exercisable except for options to purchase 12,500 shares of Common Stock at an exercise price of $22.25 per share.

Item 6.  Indemnification of Directors and Officers.

         Pursuant to the Wisconsin Business Corporation Law (the "WBCL") and the Registrant's Amended and Restated By-Laws, directors and officers of the Registrant are entitled to mandatory indemnification from the Registrant against certain liabilities and expenses (i) to the extent such directors or officers are successful in the defense of a proceeding and (ii) in proceedings in which the director or officer is not successful in the defense thereof, unless (in the latter case only) it is determined that the director or officer breached or failed to perform his duties to the Registrant and such breach or failure constituted (a) a willful failure to deal fairly with the Registrant or its shareholders in connection with a matter in which the director or officer had a material conflict of interest; (b) a violation of the criminal law unless the director or officer had reasonable cause to believe that his or her conduct was lawful or had no reasonable cause to believe that his or her conduct was unlawful; (c) a transaction from which the director or officer derived an improper personal profit; or (d) willful misconduct. The WBCL also provides that, subject to certain limitations, the mandatory indemnification provisions do not preclude any additional right to indemnification or allowance of expenses that a director or officer may have under the Registrant's Amended and Restated Articles of Incorporation, Amended and Restated By-Laws, a written agreement or a resolution of the Board of Directors or shareholders. Further, the WBCL specifically states that it is the public policy of Wisconsin to require or permit indemnification in connection with a proceeding involving securities regulation, as described therein, to the extent required or permitted as described above. Additionally, under the WBCL, directors of the Registrant are not subject to personal liability to the Registrant, its shareholders or any person asserting rights on behalf thereof for certain breaches of or failures to perform any duty resulting solely from their status as directors, except in circumstances paralleling those in subparagraphs (a) through (d) outlined above.

         Expenses for the defense of any action for which indemnification may be available may be advanced by the Registrant under certain circumstances.

         The general effect of the foregoing provisions may be to reduce the circumstances in which an officer or director may be required to bear the economic burden of the foregoing liabilities and expenses.

         The Registrant has purchased directors' and officers' liability insurance which would indemnify the directors and officers of the Registrant against damages arising out of certain kinds of claims which might be made against them based on their negligent acts or omissions while acting in their capacity as such.

Item 7.  Exemption from Registration Claimed.

         Not applicable.

Item 8.  Exhibits.

         The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 9.  Undertakings.

         a.   The undersigned Registrant hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                  Statement:

                  (i) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

              (2) That, for the purpose of determining any liability under the
                  Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         b. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         c. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.



                                  SIGNATURES

         Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Madison, State of Wisconsin, on this 23rd day of August, 2001.


                              RAYOVAC CORPORATION

                              By: /s/  Randall J. Steward
                                 --------------------------------------
                                 Randall J. Steward
                                 Executive Vice President of Administration
                                 and Chief Financial Officer


                       Power of Attorney and Signatures

         We, the undersigned officers and directors of the Registrant, hereby severally constitute David A. Jones, Kent J. Hussey, Randall J. Steward and James T. Lucke, and each of them individually, our true and lawful attorneys-in-fact with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement filed herewith and any and all subsequent amendments to said Registration Statement, and generally to do all such things in our names and behalf in our capacities as officers and directors to enable the Registrant to comply with all requirements of the Commission, hereby ratifying and confirming our signatures as they may be signed by said attorneys-in-fact, or any of them, to said Registration Statement and any and all amendments thereto.

         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities indicated on August 23, 2001:



/s/ David A. Jones                Chairman of the Board of Directors
-------------------------------   and Chief Executive Officer
    David A. Jones                (Principal Executive Officer)


/s/ Kent J. Hussey                President and Chief Operating Officer
-------------------------------   and Director
    Kent J. Hussey


/s/ Randall J. Steward            Executive Vice President of Administration
-------------------------------   and Chief Financial Officer (Principal
    Randall J. Steward            Financial and Accounting Officer)


/s/ John S. Lupo                  Director
-------------------------------
    John S. Lupo


/s/ Philip F. Pellegrino          Director
-------------------------------
    Philip F. Pellegrino


/s/ Thomas R. Shepherd            Director
-------------------------------
    Thomas R. Shepherd


/s/ Warren C. Smith, Jr.          Director
-------------------------------
    Warren C. Smith, Jr.






                                 Exhibit Index


     Exhibit
      Number                               Description
      3.1(3)       Amended and Restated Articles of Incorporation of the Registrant.

      3.2(5)       Amended and Restated By-Laws of the Registrant, as amended through May 17, 1999.

      4.1(1)       Shareholders Agreement, dated as of September 12, 1996, by and among the Registrant and the shareholders of the Registrant referred to therein.

      4.2(1)       Amendment No. 1 to Rayovac Shareholders Agreement, dated as of August 1, 1997, by and among the Registrant and the shareholders of the Registrant referred to therein.

      4.3(4)       Amendment No. 2 to Rayovac Shareholders Agreement, dated as of January 8, 1999, by and among the Registrant and the shareholders of the Registrant referred to therein.

      4.4(6)       Amendment No. 3 to Rayovac Shareholders Agreement, dated as of January 1, 2001, by and among the Registrant and the shareholders of the Registrant referred to therein.

      4.5(2)       Specimen Certificate of Common Stock, $.01 par value per share, of the Registrant.

       5.1         Opinion of James T. Lucke, Esq.

       23.1        Consent of James T. Lucke, Esq. (included in Exhibit 5.1).

       23.2        Consent of KPMG LLP.

       24.1        Power of Attorney (included in the signature pages of this Registration Statement).

-------------------------------

(1) Incorporated by reference to the Registrant's Quarterly Report on Form 10-Q for the quarterly period ended June 29, 1997, filed with the Commission on August 13, 1997.

(2) Incorporated by reference to the Registrant's Registration Statement on Form S-1 (Registration No.
333-35181) as declared effective by the Commission on November 20, 1997.

(3) Incorporated by reference to the Registrant's Annual Report on Form 10-K for the fiscal year ended
September 30, 1997, filed with the Commission on December 23, 1997.

(4) Incorporated by reference to the Registrant's Quarterly Report on Form 10-Q for the quarterly period ended January 3, 1999, filed with the Commission on February 17, 1999.

(5) Incorporated by reference to the Registrant's Quarterly Report on Form 10-Q for the quarterly period ended April 4, 1999, filed with the Commission on May 17, 1999.

(6) Incorporated by reference to the Registrant's Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2000, filed with the Commission on February 14, 2001.





                                                                EXHIBIT 5.1

                        OPINION OF JAMES T. LUCKE, ESQ.

                                    August 23, 2001


Rayovac Corporation
601 Rayovac Drive
Madison, Wisconsin  53711

                   Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

          I am Vice President, Secretary and General Counsel to Rayovac Corporation, a Wisconsin corporation (the "Registrant"), and am issuing this opinion in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement"), for the purpose of registering with the Securities and Exchange Commission (the "Commission"), under the Securities Act of 1933, as amended (the "Securities Act"), 2,000,000 shares of common stock, par value $.01 per share (the "Common Stock"), of the Registrant issuable upon the exercise of options to be granted under the Registrant's 1997 Rayovac Incentive Plan, as amended (the "1997 Incentive Plan"), or upon the grant of stock appreciation rights, restricted stock or other stock-based awards under the 1997 Incentive Plan.

         This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

         In connection with this opinion, I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of
(i) the Registration Statement in the form to be filed with the Commission on the date hereof under the Securities Act; (ii) a specimen certificate representing the Common Stock; (iii) the Amended and Restated Articles of Incorporation and the Amended and Restated By-Laws of the Registrant, each as currently in effect; (v) certain resolutions adopted by the Board of Directors of the Registrant relating to the 1997 Incentive Plan and certain related matters; and (vi) the 1997 Incentive Plan. I have also examined originals or copies, certified or otherwise identified to my satisfaction, of such records of the Registrant and such other documents, certificates and records as I have deemed necessary or appropriate as a basis for the opinion set forth herein.

         In my examination, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, conformed or photostatic copies and the authenticity of the originals of such copies. In making my examination of documents executed or to be executed by parties other than the Registrant, I have assumed that such parties had or will have the power, corporate or other, to enter into and perform all obligations thereunder and I have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinion expressed herein which I have not independently established or verified, I have relied upon statements and representations of officers and other representatives of the Registrant and others. I have assumed that each option or award agreement setting forth the terms of each grant of options or other awards under the 1997 Incentive Plan is consistent with the 1997 Incentive Plan and will be duly authorized and validly executed and delivered by the parties thereto, and that the consideration received by the Registrant for the Common Stock delivered pursuant to the 1997 Incentive Plan will be in an amount at least equal to the par value of such Common Stock. I have also assumed that, upon issuance, the stock certificates evidencing such Common Stock will be manually signed by an authorized officer of the transfer agent and registrar for the Common Stock and registered by such transfer agent and registrar and will conform to the specimen stock certificate examined by me.

         I am admitted to the practice of law in the State of Wisconsin, and I do not express any opinion as to the laws of any other jurisdiction and I do not express any opinion as to the effect of any other laws on the opinion stated herein.

         Based upon and subject to the foregoing, I am of the opinion that the shares of Common Stock issuable under the 1997 Incentive Plan have been duly authorized for issuance by the Registrant and, when such shares of Common Stock have been paid for and certificates therefor have been issued and delivered in accordance with the terms of the 1997 Incentive Plan, such shares of Common Stock will be validly issued, fully paid and nonassessable except to the extent such shares of Common Stock are assessable as provided in Section
180.0622 of the Wisconsin Business Corporation Law.

         This opinion is furnished by me, as counsel to the Registrant, in connection with the filing of the Registration Statement with the Commission and, except as provided in the immediately preceding paragraph, is not to be used, circulated, quoted or otherwise referred to for any other purpose without my express written permission or relied upon by any other person.

                                            Very truly yours,

                                            /s/ James T. Lucke
                                            -----------------------------
                                            James T. Lucke, Esq.
                                            Vice President, Secretary
                                            and General Counsel









                                                                EXHIBIT 23.2

                              CONSENT OF KPMG LLP

The Board of Directors
Rayovac Corporation

We consent to incorporation by reference in the registration statement on Form S-8 of Rayovac Corporation of our reports dated November 3, 2000, relating to the consolidated balance sheets of Rayovac Corporation and subsidiaries as of September 30, 1999 and 2000, and the related consolidated statements of operations, comprehensive income, shareholders' equity and cash flows for each of the years in the three-year period ended September 30, 2000 and the related schedule, which reports appear in the Annual Report on Form 10-K of Rayovac Corporation.


                                                          /s/ KPMG LLP



                                                          Milwaukee, Wisconsin
                                                          August 21, 2001